Exhibit 99.1

October 10, 2019

Re:	2019 Michigan Member Director and District-Wide Independent Director Election Results

Dear Member:

The Federal Home Loan Bank of Indianapolis (“FHLBank Indianapolis”) is pleased to announce the results of the 2019 Board of Directors election.

Independent Director District-Wide Election - 2 Directors

In the 2019, district-wide election, the members re-elected two (2) incumbent directors. Each of the directors shall serve a four-year term beginning on January 1, 2020 and ending on December 31, 2023.

Number of Indiana members eligible to vote	166
Number of Michigan members eligible to vote	212
Total members eligible to vote	378
Number of Indiana members casting votes	67
Number of Michigan members casting votes	61
Total members casting votes	128
Total eligible votes for each directorship	4,952,784

Independent Director Elect	City, State	Votes Received
Robert D. Long Retired Certified Public Accountant	Indianapolis, IN	1,696,850
Christine Coady Narayanan* President/CEO Opportunity Resource Fund	Lansing, MI	1,629,617

* Public interest directorship. Ms. Narayanan meets the requirements set forth in § 1261.7(e)(2) for public interest independent directors by virtue of her experience as President/CEO of Opportunity Resource Fund, a nonprofit community development financial institution serving low- and moderate-income borrowers, where she has served as President/CEO since 2004 and as Executive Director from 1997-2004.

Exhibit 99.1

Michigan - Elected Member Directors

As previously announced, the FHLBank Indianapolis received two (2) nominations for two (2) open Michigan member directorships. Pursuant to 12 CFR 1261.8(c), each nominee, identified below, was deemed elected without a vote of the Michigan members. The directors, one (1) incumbent and one (1) new director, shall each serve a four-year term beginning on January 1, 2020 and ending on December 31, 2023.

Member Director Elect	City, State	Votes Received
Brian D.J. Boike EVP & Treasurer Flagstar Bank, FSB	Troy, Michigan	No election was conducted because only two certified nominations were received.
Michael J. Manica Vice Chairman & Director United Bank of Michigan	Grand Rapids, Michigan	No election was conducted because only two certified nominations were received.

Thank you for participating in this year's election process. Your contribution ensures sound representation on our Board of Directors for the mutual benefit of the FHLBank Indianapolis and all of the members it serves.

Sincerely,

/s/ Matthew R. St. Louis
Matthew R. St. Louis
Vice President, Associate General Counsel and Corporate Secretary

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